Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated May 25, 2010 in the Registration Statement (Form S-4) and related Prospectus of RBS Global, Inc. and Subsidiaries for the registration of $1,145,000,000 of 8.50% Senior Notes due 2018.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

June 28, 2010